Exhibit 99.6

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of September 29, 2026, between Advent International, L.P., a Delaware limited partnership (“Recipient”), and Definitive Healthcare Corp., a Delaware corporation (the “Company”). The Recipient and the Company are sometimes referred to collectively as the “Parties” and each of the Parties is sometimes referred to individually as a “Party.”

In order to facilitate the consideration and negotiation of a possible negotiated transaction between the Parties, the Recipient has requested access to certain non-public information regarding the Company and the Company’s subsidiaries. This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1.
Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 14 below) will, at any time, directly or indirectly:

(a)
make use of any Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties (any such negotiated transaction between the Parties being referred to as a “Transaction”);

(b)
[Reserved]

(c)
disclose any Confidential Information to any other Person (as defined in Section 14 below), except as expressly permitted pursuant to Section 4 below.

Without limiting the generality of the foregoing, the Recipient will take the same degree of care (but not less than reasonable care) as it takes with its own confidential documents to safeguard the confidentiality of Confidential Information. The Recipient will be responsible for any breach of the terms of this Agreement applicable to its Representatives by any of its Representatives (including any action taken by any of its Representatives that, if taken by the Recipient, would constitute a breach of this Agreement) and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement applicable to the Recipient’s Representatives; provided that the Recipient shall not be responsible for any Representative that enters into a confidentiality agreement directly with the Company in connection with the Transaction. The Recipient agrees to (if legally permitted) promptly notify the Company of any unauthorized disclosure, misuse or misappropriation of Confidential Information that may come to its attention; provided that such notice shall not, by itself, constitute any admission of liability.

2.
Company Contact Persons. Unless otherwise agreed to by the Company in writing, any request by the Recipient or any of its Representatives (to the extent acting on behalf of the Recipient), in each case to the extent in connection with a Transaction (a) to review any Confidential Information, (b) for management meetings or facility tours, or (c) otherwise relating to a Transaction, must be directed to the individuals identified on Exhibit A or such other Persons as the Company designates in writing from time to time (“Company Contact Persons”). Neither the Recipient nor any of the Recipient’s Representatives (to the extent acting on behalf of the Recipient) will, directly or indirectly, contact or otherwise communicate with (i) any other Representative of the Company without the prior written authorization of a Company Contact Person or (ii) any Person known to be a shareholder, equityholder, lender, creditor, customer, supplier, vendor, distributor, broker, agent or other material business contact of the Company or any of its affiliates, in each case, concerning a Transaction or any Confidential Information; provided, that (A) the foregoing will not restrict any contacts or communications that occur in the ordinary course of business consistent with past practice and are wholly unrelated to the Transaction or any Confidential Information, (B) the foregoing will not restrict any contacts or communications with Jason Krantz (“Mr. Krantz”) or his Representatives in connection with a potential rollover of his existing equity interests in the Company or its subsidiaries in connection with a Transaction, (C) the foregoing will not restrict any contacts or communications with any Approved Parties (defined herein) or their Representatives in connection with a Transaction, (D) the foregoing will not restrict general market diligence on a “no-names basis,” provided that no Confidential Information or other information regarding a Transaction is disclosed in connection therewith, and (E) the foregoing will not restrict communication with and among the Recipient’s Representatives in their capacity as such. Notwithstanding anything to the contrary, nothing in this Agreement will limit any rights of Recipient or its Affiliates or Representatives to information relating to the Company, except to the extent related to a Transaction.

3.
No Representations by the Company. The Company will have the exclusive authority to decide what Confidential Information (if any) of the Company is to be made available to the Recipient and its Representatives. Neither the Company nor any of the Company’s Representatives will be under any obligation to make any particular Confidential Information available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information previously furnished. Neither the Company nor any of its Representatives has made or is making, and the Company hereby expressly disclaims, and neither the Recipient nor any of its Representatives has relied or is relying on, any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, its suitability for any purpose or otherwise. The Recipient hereby agrees that neither the Company nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect, and the Recipient agrees that, if it determines to engage in a possible transaction, such determination will be based solely on the terms of the Definitive Agreement and on the Recipient’s own investigation, analysis, and assessment of the Company and its business and operations.

4.
Permitted Disclosures.

(a)
Notwithstanding the limitations set forth in Section 1 above:

(i)
the Recipient may disclose Confidential Information if and to the extent that the Company consents in writing to the Recipient’s disclosure thereof;

(ii)
the Recipient may disclose Confidential Information to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient (i) consider, evaluate, negotiate, and/or, following the execution of a Definitive Agreement, implement a possible Transaction and/or (ii) in connection with the binding and issuance of a representations and warranties insurance policy, and (B) has been directed to abide by the provisions hereof which are applicable to the Recipient’s Representatives; and

(iii)
subject to Section 4(c) below, the Recipient may disclose Confidential Information to the extent required by applicable law or by valid legal process as determined based on advice from legal counsel.

Notwithstanding anything to the contrary contained in this Agreement, the Recipient shall not be permitted to disclose Confidential Information pursuant to Section 4(a)(iii) above if the law requiring disclosure of such Confidential Information becomes applicable as a direct or indirect result of (1) a decision on the part of the Recipient or any of its Representatives to commence a tender offer for shares of the Company or (2) a decision on the part of the Recipient or any of its Representatives to acquire beneficial ownership of any equity securities of the Company.

(b)
[Reserved]

(c)
If the Recipient or any of the Recipient’s Representatives is required by law, rule, regulation, or by subpoena or other valid legal or regulatory process to disclose any of the Company’s Confidential Information to any Person (except for a filing on Schedule 13D pursuant to the Securities Exchange Act of 1934), then the Recipient will (if legally permitted) promptly provide the Company with written notice of the applicable law, subpoena or other legal process so that the Company may seek a protective order or other appropriate remedy prior to such disclosure. The Recipient and its Representatives will reasonably cooperate with the Company and the Company’s Representatives (in each case at the Company’s sole expense) in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Company then the Recipient may disclose such Confidential Information only to the extent legally required based on the advice of legal counsel; provided, however, that the Recipient and its Representatives will use commercially reasonable efforts (at the Company’s sole expense) to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed. Notwithstanding any provision herein to the contrary, Recipient and its Representatives shall not be required to give notice to the Company, and shall not be prohibited from disclosing Confidential Information, to the extent such requests or requirements originate from a bank examiner, regulatory authority or self-regulatory authority having authority over the Recipient or its Representatives, as applicable, and occur in the course of a routine examination or inspection of the business or operations of Recipient or its Representatives that is not targeted at the Company, a Transaction or the Confidential Information; provided that Recipient or its Representatives, as applicable, inform any such authority of the confidential nature of such Confidential Information.

5.
Return of Confidential Information. Upon the Company’s written request, the Recipient will promptly deliver to the Company any Confidential Information (and all copies thereof) obtained or possessed or controlled by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Company any written materials, the Recipient may (at its option) permanently destroy (which shall include permanently erasing or deleting all electronic copies of) all such written materials and deliver to the Company written confirmation (email being sufficient) of their destruction. Nothing contained in this Section 5 shall require the Recipient or its Representatives to destroy or expunge any (i) Confidential Information which is required to be retained pursuant to applicable law, regulation, professional standards, and compliance and document retention policies, or (ii) electronic records or files containing Confidential Information that have been created pursuant to standard automatic archiving and back-up procedures, provided that such electronic records and files are deleted in the ordinary course and no attempt is made to access them other than for legal, compliance or IT purposes. Notwithstanding the delivery to the Company (or the destruction by the Recipient) of Confidential Information pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement. Furthermore, any Confidential Information that is retained in accordance with this Section 5 will remain subject to all of the terms of, and the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under, this Agreement for the term hereof.

6.
Limitation on Soliciting and Hiring Employees and Service Providers. The Recipient agrees that, during the period commencing on the date of this Agreement and ending on the date that is twelve (12) months following the date of this Agreement (the “Restriction Period”), the Recipient shall not, and shall ensure that each Representative of the Recipient (acting on its behalf) or of any subsidiary or affiliate of the Recipient that receives the Confidential Information from or on behalf of the Recipient does not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any executive officer of the Company or any of its affiliates to terminate his or her employment with the Company (or any of its affiliates) or hire, engage or employ any such executive officer; provided, however, that this Section 6 will not prevent the Recipient from: (a) placing any general advertisement or similar notice in newspapers, trade publications or other media that is not targeted specifically at one or more employees of the Company or any of its affiliates and any hiring as a result thereof; or (b) soliciting and hiring any executive officer of the Company whose employment by the Company has ceased at least 180 days prior to the commencement of any employment discussions with such Person. The expiration of the Restriction Period will not terminate or otherwise affect any of the other provisions of this Agreement.

7.
Standstill Provision. During the period commencing on the date of this Agreement and ending on the date that is twelve (12) months following the date of this Agreement (the “Standstill Period”), the Recipient shall not, and cause those of its affiliates that receive the Confidential Information from or on behalf of the Recipient not to, directly or indirectly, without the Company’s prior written consent:

(a)
make, effect, initiate, cause, announce or participate in: (i) any acquisition of beneficial ownership of any securities of the Company or its subsidiaries (including any derivatives, rights, options or other instruments that are convertible into, exercisable for, or otherwise relate to or derive economic value from such securities), or any right to direct the voting or disposition of any securities of the Company or its subsidiaries; (ii) any acquisition of any assets of the Company or its subsidiaries; (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company, or involving any securities or assets of the Company; (iv) any “solicitation” (as such term is used in the proxy rules but including, for the avoidance of doubt, solicitations of ten (10) or fewer stockholders which would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents;

(b)
join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) formed after the date hereof with respect to the beneficial ownership of any securities of the Company or otherwise act in concert with any Person in respect of any such securities;

(c)
act, alone or in concert with others, to seek (i) additional representation on the Company’s board of directors (the “Board”), or (ii) to advise or influence any Person with respect to the voting of any securities of the Company;

(d)
[Reserved];

(e)
agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)” or “(c)” of this sentence;

(f)
assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)” or “(e)” of this sentence;

(g)
enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)
publicly request or propose that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 7.

Notwithstanding the foregoing provisions of this Section 7, the restrictions set forth in this Section 7 (i) shall not apply to any discussions, negotiations, agreements, arrangements or understandings with Mr. Krantz, solely in his capacity as a potential rollover equityholder in connection with a Transaction, or any party for which the Company has provided prior written approval (an “Approved Party”), solely in its capacity as a potential co-bidder or co-investor with Recipient in connection with a Transaction; and (ii) shall terminate and be of no further force and effect if: (A) the Company enters into a definitive agreement with a third party (other than Recipient) with respect to a transaction involving more than 50% of the Company’s equity securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance, or otherwise), (B) any Person or group that is not affiliated with the Recipient, its affiliates, or their respective Representatives commences a tender offer to acquire more than 50% of the Company’s equity securities, (C) the Company issues to any Person or group, or any Person or group acquires or comes to own, in each case, securities representing 50% or more of the total voting power of the Company, (D) any Person or group that is not affiliated with the Recipient, its affiliates, or their respective Representatives commences a proxy solicitation in which the Person or group would, if successful or if settled, elect or acquire the ability to elect 50% or more of the Company’s Board, (E) the Company enters into a voluntary or involuntary bankruptcy or insolvency process, or (F) a greater than 50% change in the composition of the membership of the Board occurs (any such event, a “Fall-Away Event”). Notwithstanding anything to the contrary in this Agreement, from and after the occurrence of a Fall-Away Event or any expiration of this Section 7, no other provisions of this Agreement will be interpreted to prevent or restrict Recipient from proposing, pursuing or executing a business combination transaction, or from taking any of the actions described in this Section 7, or from taking any actions in furtherance thereof, with respect to the Company. Nothing in this Section 7 shall prohibit Recipient from communicating with the Company for a non-public proposal regarding a transaction or an amendment or waiver of this Section 7 in such a manner as would not reasonably be expected to require public disclosure thereof under applicable law. Nothing in this Agreement shall prohibit Recipient (i) from purchasing any debt or debt securities of any company covered by this Agreement or (ii) from disposing of any debt or debt securities of any company covered by this Agreement which Recipient currently holds or may hereafter acquire.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

8.
No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving the Company will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. The Company reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company and to modify any procedures relating to any such process without giving notice to the Recipient or any other Person; (b) to reject any proposal made by the Recipient or any of the Recipient’s Representatives with respect to a transaction involving the Company; and (c) to terminate discussions and negotiations with the Recipient at any time. The Recipient reserves the right, in its sole discretion: (a) to reject any proposal made by the Company or any of the Company’s Representatives with respect to a transaction involving the Company; and (b) to terminate discussions and negotiations with the Company at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the Company and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) neither Party nor any of its Representatives will have any rights or claims against the other Party or any of its Representatives arising out of or relating to any transaction or proposed transaction involving the Company, except, in the case of this Agreement, for the matters specifically agreed to herein.

9.
No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended; provided, however, that, notwithstanding the foregoing, the Company may unilaterally waive, by written notice to the Recipient, any obligation of the Recipient or any of its Representatives under this Agreement (including any obligation under Section 7) without the Recipient’s consent or signature, and any such waiver shall be limited to the specific obligation and circumstances expressly identified therein and shall not constitute a waiver of any other provision of this Agreement.

10.
Remedies. The Recipient acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by the Recipient or by any of its Representatives and that the Company would suffer irreparable harm as a result of any such breach. Accordingly, the Company will also be entitled, without proof of actual damages and without the requirement of posting a bond or other security, to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the Recipient or any of its Representatives. The equitable remedies referred to above will not be deemed to be the exclusive remedies of the Parties for a breach of this Agreement by a Party or any of its Representatives, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction issues a final, non-appealable order, the non-prevailing Party will be liable for, and will pay to the Prevailing Party, the reasonable legal fees incurred by the Prevailing Party in connection with such litigation (including any appeal relating thereto).

11.
Successors and Assigns; Applicable Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement will be binding upon and inure to the benefit of each Party and their respective heirs, successors and permitted assigns. The Recipient may not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any purported assignment without such consent will be null and void. Nothing in this Agreement is intended to confer on any Person (other than the Recipient, the Company and the Company’s Representatives) any rights or remedies of any nature. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum. Notwithstanding the foregoing, actions or proceedings may be commenced in any jurisdiction, if necessary, to enforce or satisfy orders or judgments of such courts.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND AGREE THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION DESCRIBED ABOVE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION AND THAT ANY SUCH ACTION WILL INSTEAD BE TRIED BY A JUDGE SITTING WITHOUT A JURY.

12.
Confidential Information. For purposes of this Agreement, the Company’s “Confidential Information” means the following, in each case to the extent it relates to or is made available specifically in connection with a Transaction:

(a)
any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Company, any predecessor entity or any subsidiary or other affiliate of the Company (whether prepared by the Company or by any other Person whether made available before, on or after the date of this Agreement, whether or not marked or otherwise denoted as being confidential, and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Company or any Representative of the Company; and

(b)
any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by, on behalf of or for the Recipient or any Representative of the Recipient, in whatever form maintained, to the extent that it contains, reflects, interprets or is based or derived directly or indirectly upon or from any information of the type referred to in clause “(a)” of this sentence.

(c)
the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d)
the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of, and conditions or other facts with respect to, any such transaction, including the status thereof.

However, the Company’s “Confidential Information” will not be deemed to include:

(i)            any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in violation hereof;

(ii)           any information that was in the Recipient’s or its Representatives’ lawful possession on a non-confidential basis prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Company or any of the Company’s Representatives, provided that the source of such information was not and is not known to be bound by any contractual or other obligation of confidentiality to the Company or to any other Person with respect to any of such information;

(iii)            any information that becomes available to the Recipient or any of the Recipient’s Representatives on a non‑confidential basis from a source other than the Company or any of the Company’s Representatives, provided that such source is not known to be bound by any contractual or other obligation of confidentiality to the Company or to any other Person with respect to any of such information; or

(iv)            any information that was independently developed by the Recipient or any of its Representatives without use of or reference to any of the Company’s Confidential Information.

13.
Other Matters.

(a)
Neither Recipient nor any of Recipient’s Representatives (to the extent acting on behalf of the Recipient) will, at any time, directly or indirectly:

(i)            engage in discussions or enter into any agreements, arrangements or understandings with any financial advisor, including any investment banker (other than an approved Potential Funding Source), with respect to the representation of Recipient, any of its affiliates and/or any approved Potential Funding Source in connection with a possible Transaction involving the Company, without the prior written consent of the Company, which consent may be withheld or conditioned as the Company may determine, in its sole discretion;

(ii)           engage in discussions or enter into any agreements, arrangements or understandings with any Potential Funding Sources, except any Approved Party, with respect to a possible transaction involving the Company, without the prior written consent of the Company, which consent may be withheld or conditioned as the Company may determine, in its sole discretion; or

(iii)          enter into any agreement, arrangement or understanding that would restrict the ability of any Person to be a Potential Funding Source to any other Person for a possible transaction involving the Company; provided that the Recipient’s financing sources may establish a “tree” system whereby separate groups or “trees” will be formed and dedicated to Recipient, and each other Party, respectively, involved in the possible transaction.

(b)
The Recipient (i) represents and warrants to the Company that it is entering into this Agreement in connection with its consideration of any possible transaction as a principal and not a broker, finder, advisor (including a financial advisor or investment banker), representative or agent of any other Person other than on behalf of its affiliates, and its and their funds and accounts under management, and (ii) covenants and agrees that the Recipient will not act as a broker, finder, advisor (including a financial advisor or investment banker), representative or agent of any other Person (other than on behalf of its affiliates, and its and their funds and accounts under management) in connection with this Agreement or any possible transaction involving the Company.

(c)
This Agreement constitutes notice that Hogan Lovells US LLP is representing the Company and Skadden, Arps, Slate, Meagher & Flom LLP is representing the Special Committee of the Board in connection with the negotiation of this Agreement, the Definitive Agreement and other related agreements.

(d)           The Recipient will be responsible for all fees, costs and expenses incurred by the Recipient or its Representatives in connection with considering, evaluating and negotiating any possible transaction involving the Company and this Agreement, whether or not any such transaction is consummated.

14.
Miscellaneous.

(a)
For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes: (i) a subsidiary, managed fund or other affiliate of such Party; (ii) an officer, director, employee, consultant, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates; or (iii) a Potential Funding Source (as defined below) that is approved by the Company as set forth in the following sentence. In addition Recipient’s “Representatives” will be deemed to include Mr. Krantz, any Approved Party and their respective Representatives and any insurance broker, carrier or underwriter that is, or may potentially be, engaged by Recipient or any of its subsidiaries or other affiliates in order to obtain a representations and warranties insurance policy in connection with any possible Transaction. Notwithstanding anything to the contrary set forth in this Agreement, “Representatives,” when used with respect to the Recipient, (A) shall not include any current or potential debt financing sources, equity financing or funding sources, joint venture partners, co-investors, bidders or buyers, except for an Approved Party (each, a “Potential Funding Source”), unless the Company shall have approved any such Potential Funding Source in writing, which approval may be withheld or conditioned as the Company may determine, in its sole discretion, and (B) shall be limited to those of the foregoing Persons who receive the Confidential Information from or on behalf of the Recipient. The Company acknowledges that certain of Recipient’s Representatives serve as directors, officers and/or consultants (each such Person, an “Engaged Investment Professional”) of one or more direct or indirect affiliates or portfolio companies of investment funds managed by Recipient or Recipient’s affiliates (each a “Portfolio Company”), and no such affiliate or Portfolio Company shall be deemed to have been furnished or provided access to any Confidential Information, be acting at Recipient’s direction or on Recipient’s behalf, or have knowledge of the Transaction, and Recipient shall not be deemed to be acting indirectly through such affiliate, and such Portfolio Company shall not be deemed subject to this Agreement, in each case, solely due to the dual role of any Engaged Investment Professional; provided that (1) such Engaged Investment Professional has not provided such Portfolio Company or any other director, officer, employee or other representative of such Portfolio Company (other than another Engaged Investment Professional) with Confidential Information, in breach of this Agreement, and (2) such Portfolio Company does not act at the direction of or with encouragement from the Engaged Investment Professional or Recipient with respect to any matters contemplated hereby and (3) with respect to any Portfolio Company whose business is similar to or competitive with the business of the Company (each, a “Competing Portfolio Company”), Recipient has established and maintains commercially reasonable procedures with respect to each Engaged Investment Professional and such Competing Portfolio Company that are reasonably designed to prevent (x) the disclosure of Confidential Information to, or access to Confidential Information by, such Competing Portfolio Company or any director, officer, employee or other representative thereof (other than an Engaged Investment Professional) and (y) the use of Confidential Information by such Engaged Investment Professional for the benefit of, or in connection with any action or decision of, such Competing Portfolio Company; provided, further, that if such Portfolio Company (or any director, officer, employee or other representative thereof (other than another Engaged Investment Professional)) receives Confidential Information or acts at the direction of or with encouragement from the Engaged Investment Professional or Recipient with respect to any matters contemplated hereby, such Portfolio Company (or director, officer, employee or other representative thereof) will be deemed to be a “Representative” of the Recipient under this Agreement and subject to the terms and obligations herein.

(b)
The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental or regulatory authority. The term “affiliate” has the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(c)
This Agreement, and all rights and obligations hereunder, will terminate and cease to be of any further force or effect on the earliest of (i) the date that is eighteen (18) months following the date of this Agreement, and (ii) execution and delivery by the Parties or their affiliates of a Definitive Agreement; provided that with respect to any Confidential Information constituting a trade secret under applicable law and which has been identified as such prior to or at the time of disclosure, the protections of this Agreement shall continue until such time as such Confidential Information no longer constitutes a trade secret. The Recipient and its Representatives shall have the option, upon written notice to the Company (email being sufficient), not to receive trade secrets in connection with a Transaction. Such termination shall not (subject to the applicable statute of limitations) (i) waive or release either Party from any liability for any breach of this Agreement by such Party or any of its Representatives occurring prior to such termination; or (ii) affect the obligations set forth in the final sentence of Section 5 above.

(d)
The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth in exhaustive list.

(e)
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the invalid or unenforceable term or provision will be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the Parties’ intentions with respect to such invalid or unenforceable term or provision.

(f)
By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license, right or other interest in, under or with respect to any Confidential Information or any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(g)
To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take commercially reasonable measures to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines. In furtherance of the foregoing, the Recipient agrees not to claim or contend that the Company has waived any attorney-client privilege, attorney work product protection, or other privilege or protection by providing Confidential Information or other information pursuant to, or in connection with, this Agreement.

(h)
The Recipient acknowledges that it is aware, and it will inform its Representatives who are informed as to the matters which are the subject of this Agreement, that Confidential Information may include material non-public information and that (as a general matter) United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to trade in such securities.

(i)
This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior agreement between the Parties regarding the subject matter hereof. The terms of this Agreement apply to all Confidential Information of the Company accessed through any data room or website provided or arranged by or on behalf of the Company in connection with any possible transaction, and the terms of access to such Confidential Information, including any “click through” acknowledgment or agreement, associated with any such data room or website shall be superseded by the understandings and agreements contained in this Agreement, regardless of whether such terms of access were accepted prior to or following the date of this Agreement.

(j)
Nothing in this Agreement shall prevent Recipient from evaluating a possible investment in and/or collaboration with, or entering into any transaction with (including an investment in), or monitoring, managing, maintaining or otherwise acting with respect to an existing investment in, a company whose business is similar to or competitive with the business of the Company; provided that, in connection with any such activity, Recipient (i) does not use or disclose any Confidential Information in violation of this Agreement and (ii) has established and maintains commercially reasonable procedures with respect to such Persons involved in such activity that are reasonably designed to prevent Confidential Information from being used by any such Person involved in such activity except as permitted by this Agreement. The Company acknowledges that (x) Recipient deals with many companies, some of which may, independently of the Company, pursue similar or competitive paths regarding their products or services, technology and/or market development plans to those which are or may be pursued by the Company, and (y) Recipient’s review of Confidential Information will inevitably enhance Recipient’s knowledge and understanding of the Company’s industry in a way that cannot be separated from Recipient’s other knowledge. Although Recipient is subject to the confidentiality and other obligations set forth in this Agreement, neither (a) the occurrence or existence of such similar or competitive activities, nor (b) the use of such overall knowledge and understanding of the Company’s industry for Recipient’s own internal purposes (including the purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments in such industries) shall, by itself, be cause for any action or allegation by the Company that Recipient has failed to observe any of the confidentiality or other obligations set forth herein.

(k)
This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the Parties to the terms of this Agreement.

[Signature page follows]

In Witness Whereof, the Parties have entered into this Agreement as of the date first set forth above.

ADVENT INTERNATIONAL, L.P.

By:	Advent International GP, LLC, its general partner

By:	/s/ Spencer Haught

Name:	Spencer Haught

Title:	Senior Director, Transaction Counsel

Address: Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199

DEFINITIVE HEALTHCARE CORP.

By:	/s/ Jonathan Paris

Name:	Jonathan Paris

Title:	Chief Legal Officer

Address: 492 Old Connecticut Path, Suite 401, Framingham, MA 01701

[Signature Page to Confidentiality Agreement]

Exhibit A

Company Contact Persons

1.
Casey Heller

2.
Jonathan Paris

Exhibit A-1